EXHIBIT 99.1

PRESS RELEASE

GS FINANCIAL CORP. DECLARES DIVIDEND

Metairie, Louisiana, January 21, 2009

     Metairie, Louisiana – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: GSLA), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on January 20, 2009, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of January 30, 2009 and will be paid on February 13, 2009.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220